Exhibit 5.1

December 1, 2021

CBL & Associates Properties, Inc.

2030 Hamilton Place Blvd., Suite 500

Chattanooga, Tennessee  37421

Re:	CBL & Associates Properties, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company concurrently herewith with the Securities and Exchange Commission.  The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of 3,222,222 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance under the CBL & Associates Properties, Inc. 2021 Equity Incentive Plan (the “Plan”).

As counsel, we have reviewed a Good Standing Certificate with respect to the Company issued by the Secretary of State of Delaware dated as of a recent date.  We have also reviewed the organizational documents of the Company, including the Second Amended and Restated Certificate of Incorporation and the Fourth Amended and Restated Bylaws as currently in effect.  We have also examined copies of (i) resolutions certified by the Secretary of the Company and adopted at a joint meeting of the Board of Directors of the Company and the Company’s Compensation Committee held on November 10, 2021; and (ii) the approval by the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) of the Plan pursuant to the Third Amended and Restated Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and its Affiliated Debtors (With Technical Modifications) (as modified at Docket No. 1521, the “Chapter 11 Plan”).  The Company has been advised by the New York Stock Exchange (“NYSE”), on which the Common Stock is listed, that such approval satisfies the otherwise applicable requirement for shareholder approval of the Plan pursuant to Section 303A.08 of the NYSE Listed Company Manual.  We have relied, as to these and other factual matters which affect our opinion, on the Certificate of the Secretary of the Company dated as of December 1, 2021.  We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly and validly authorized and, when issued and paid for as contemplated by the Plan, will be legally and validly issued, fully paid and non-assessable shares of capital stock of the Company.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware (the “Delaware Act”).  We express no opinion as to either the applicability or effect of the laws of any other jurisdiction.  This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

/s/ Husch Blackwell LLP

Husch blackwell LLP